Exhibit 23

Consent of Independent Certified Public Accountants


Neogen Corporation
Lansing, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement (Form S-8) of our report dated July 16, 1998, relating to the consolidated financial statements of Neogen Corporation and subsidiaries, appearing in the Company's Annual Report on Form 10-KSB for the year ended May 31, 1998.





BDO SEIDMAN, LLP

Troy, Michigan
August 20, 1998